Pricing supplement To prospectus dated April 17, 2026, prospectus supplement dated April 17, 2026 and product supplement no. 1-I dated April 17, 2026	Registration Statement Nos. 333-293684 and 333-293684-01 Dated August 21, 2026 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments	$1,150,000 Digital Notes Linked Inversely to the 1-Year U.S. Dollar SOFR ICE Swap Rate due September 7, 2027 Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes provide inverse exposure to the 1-Year U.S. Dollar SOFR ICE Swap Rate, determined as described below, which we refer to as the Reference Rate. The notes are designed for investors who seek a fixed return of 9.00% at maturity and who do not think that the Reference Rate will have increased from the Reference Strike Rate by more than the Contingent Buffer Percentage of 28.10% as of the Observation Date. For example, assuming a Reference Strike Rate of 4.00%, investors will be taking the view that the Final Reference Rate will not be greater than 5.124%, which is equivalent to 128.10% of the assumed Reference Strike Rate (128.10% × 4.00% = 5.124%). Investors should be willing to accept the risk of losing a significant portion or all of their principal amount if the Final Reference Rate is greater than the Reference Strike Rate by more than the Contingent Buffer Percentage. If the Final Reference Rate is greater than the Reference Strike Rate by more than the Contingent Buffer Percentage, at maturity investors will lose 1% of their principal for every 1% that the Final Reference Rate is greater than the Reference Strike Rate. In the example above, investors will start to lose principal if the Final Reference Rate is greater than 5.124% (128.10% of the assumed Reference Strike Rate). If the Final Reference Rate is greater than or equal to 200.00% of the Reference Strike Rate, investors will lose 100% of their principal. See “Hypothetical Examples of Amount Payable at Maturity” for additional hypothetical payment scenarios.
•	Because the return on the notes is based on the percentage change of the Reference Rate from the Reference Strike Rate to the Final Reference Rate, rather than the percentage point change in the Reference Rate, a very small percentage point increase in the Reference Rate can result in a significant loss on the notes. For instance, in the example above, if the Reference Rate were to increase by only 2.00 percentage points from the assumed Reference Strike Rate of 4.00% to a Final Reference Rate of 6.00%, that move would represent a 50% increase from the Reference Strike Rate, and investors would lose 50% of their principal amount at maturity.
•	The notes are not traditional fixed income securities. Traditional fixed income securities linked to an interest rate, commonly referred to as floating rate notes, typically provide for the return of an investor’s principal amount at maturity and the payment of periodic interest that depends on the performance of the interest rate to which the securities are linked. As a result, any decline in the interest rate would potentially result in a reduction in the amount of any periodic interest paid on the securities and, conversely, any increase in the interest rate would potentially result in an increase in the amount of any periodic interest paid on the securities, but neither change would adversely affect the return of the investor’s principal amount at maturity. However, the notes offered by this pricing supplement do not pay periodic interest and the amount an investor receives at maturity will depend inversely on the performance of the Reference Rate. An increase from the Reference Strike Rate to the Final Reference Rate by more than the Contingent Buffer Percentage will result in the investors losing a significant portion or all of their principal amount at maturity.
•	The Contingent Digital Return is a fixed return and will not vary based on the Reference Rate.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Reference Rate:	With respect to any day, the 1-Year U.S. Dollar SOFR ICE Swap Rate (the “ICE Swap Rate”) that appears on the Bloomberg Screen USISSO01 Page at approximately 11:15 a.m., New York City time, on that day, as determined by the calculation agent, provided that, if such rate does not so appear, then as determined in accordance with the relevant provisions as set forth under “The Underlyings — Base Rates —U.S. Dollar SOFR ICE Swap Rate” in the accompanying product supplement
Payment at Maturity:

If the Final Reference Rate is less than or equal to the Reference Strike Rate or is greater than the Reference Strike Rate by up to the Contingent Buffer Percentage, at maturity you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Contingent Digital Return. Accordingly, under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Contingent Digital Return)

If the Final Reference Rate is greater than the Reference Strike Rate by more than the Contingent Buffer Percentage, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Final Reference Rate is greater than the Reference Strike Rate. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Inverse Reference Rate Return)

If the Final Reference Rate is greater than the Reference Strike Rate by more than the Contingent Buffer Percentage, you will lose more than 28.10% of your principal amount at maturity and could lose up to all of your principal amount at maturity. You will lose a significant amount of your principal amount even if the increase from the Reference Strike Rate to the Final Reference Rate is only slightly more than the Contingent Buffer Percentage.

Contingent Digital Return:	9.00%, which reflects the maximum return on the notes. Accordingly, the maximum payment at maturity per $1,000 principal amount note is $1,090.00.
Contingent Buffer Percentage:	28.10%
Strike Date: Pricing Date:	August 20, 2026 August 21, 2026
Original Issue Date:	On or about August 26, 2026 (Settlement Date)
Observation Date†:	September 2, 2027
Maturity Date††:	September 7, 2027
Other Key Terms	See “Additional Key Terms” in this pricing supplement.
†	The Observation Date is a Determination Date for purposes of the accompanying product supplement and is subject to adjustment as set forth under “The Underlyings — Base Rates —U.S. Dollar SOFR ICE Swap Rate” in the accompanying product supplement
††	Notwithstanding anything to the contrary in the accompanying product supplement, if the scheduled Maturity Date is not a business day, the Maturity Date will be the next succeeding business day following the scheduled Maturity Date. If the Maturity Date is adjusted as the result of a non-business day, any payment at maturity will be made on the Maturity Date, as adjusted, with the same force and effect as if the Maturity Date had not been adjusted, but no interest will accrue or be payable as a result of the delayed payment.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$10	$990
Total	$1,150,000	$11,500	$1,138,500
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $10.00 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $971.20 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 1-I dated April 17, 2026: http://www.sec.gov/Archives/edgar/data/19617/000121390026045203/ea0285802-07_424b2.pdf

•	Prospectus supplement and prospectus, each dated April 17, 2026: http://www.sec.gov/Archives/edgar/data/19617/000095010326005889/crt_dp245141-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Additional Key Terms

Inverse Reference Rate Return:	Reference Strike Rate – Final Reference Rate Reference Strike Rate
However, if the formula above would result in a percentage that is less than -100%, the Inverse Reference Rate Return will be deemed to be equal to -100%.
Reference Strike Rate:

3.979%, which is a rate of the 1-Year U.S. Dollar SOFR ICE Swap Rate determined by reference to certain intraday rates of the 1-Year U.S. Dollar SOFR ICE Swap Rate on the Strike Date.  The Reference Strike Rate is not determined by reference to the Reference Rate on the Strike Date or the Pricing Date.

We and our affiliates are under no obligation to consider your interests as a holder of the notes in making any determinations in connection with setting the Reference Strike Rate.
See “Selected Risk Considerations — Risks Relating to Conflicts of Interest — Potential Conflicts” in this pricing supplement for more information.

Final Reference Rate:	The Reference Rate on the Observation Date
CUSIP:	46660NDU4

JPMorgan Structured Investments —	PS-2
Digital Notes Linked Inversely to the 1-Year U.S. Dollar SOFR ICE Swap Rate

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Reference Rate?

The following table and examples illustrate the hypothetical total return and the hypothetical payment at maturity on the notes.  The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. As used in this section, the Reference Rate Return is equal to (Final Reference Rate – Reference Strike Rate) / Reference Strike Rate.  Each hypothetical total return or payment at maturity set forth below assumes a Reference Strike Rate of 4.00% and reflects the Contingent Digital Return of 9.00% and the Contingent Buffer Percentage of 28.10%.  Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Reference Rate	Reference Rate Return	Inverse Reference Rate Return	Total Return
9.8000%	120.00%	-100.00%	-100.00%
8.4000%	110.00%	-100.00%	-100.00%
8.0000%	100.00%	-100.00%	-100.00%
7.6000%	90.00%	-90.00%	-90.00%
7.2000%	80.00%	-80.00%	-80.00%
6.6000%	65.00%	-65.00%	-65.00%
6.0000%	50.00%	-50.00%	-50.00%
5.6000%	40.00%	-40.00%	-40.00%
5.2000%	30.00%	-30.00%	-30.00%
5.1244%	28.11%	-28.11%	-28.11%
5.1240%	28.10%	-28.10%	9.00%
4.8000%	20.00%	-20.00%	9.00%
4.4000%	10.00%	-10.00%	9.00%
4.2000%	5.00%	-5.00%	9.00%
4.0000%	0.00%	0.00%	9.00%
3.8000%	-5.00%	5.00%	9.00%
3.6000%	-10.00%	10.00%	9.00%
3.2000%	-20.00%	20.00%	9.00%
2.8000%	-30.00%	30.00%	9.00%
2.4000%	-40.00%	40.00%	9.00%
2.0000%	-50.00%	50.00%	9.00%
1.6000%	-60.00%	60.00%	9.00%
1.2000%	-70.00%	70.00%	9.00%
0.8000%	-80.00%	80.00%	9.00%
0.4000%	-90.00%	90.00%	9.00%
0.0000%	-100.00%	100.00%	9.00%
-0.4000%	-110.00%	110.00%	9.00%
-0.8000%	-120.00%	120.00%	9.00%
-1.2000%	-130.00%	130.00%	9.00%

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The Reference Rate decreases from the Reference Strike Rate of 4.00% to a Final Reference Rate of 3.80%. Because the Final Reference Rate of 3.80% is less than the Reference Strike Rate of 4.00%, regardless of the Inverse Reference Rate Return, the investor receives a payment at maturity of $1,090.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 9.00%) = $1,090.00

Example 2: The Reference Rate increases from the Reference Strike Rate of 4.00% to a Final Reference Rate of 4.20%. Although the Final Reference Rate of 4.20% is greater than the Reference Strike Rate of 4.00%, because the Final Reference Rate is not greater than the Reference Strike Rate by more than the Contingent Buffer Percentage of 28.10%, the investor receives a payment at maturity of $1,090.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 9.00%) = $1,090.00

JPMorgan Structured Investments —	PS-3
Digital Notes Linked Inversely to the 1-Year U.S. Dollar SOFR ICE Swap Rate

Example 3: The Reference Rate decreases from the Reference Strike Rate of 4.00% to a Final Reference Rate of 2.40%. Because the Final Reference Rate of 2.40% is less than the Reference Strike Rate of 4.00% and although the Inverse Reference Rate Return of 40% exceeds the Contingent Digital Return of 9.00%, the investor is entitled to only the Contingent Digital Return and receives a payment at maturity of $1,090.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 9.00%) = $1,090.00

Example 4: The Reference Rate increases from the Reference Strike Rate of 4.00% to a Final Reference Rate of 6.60%. Because the Final Reference Rate of 6.60% is greater than the Reference Strike Rate of 4.00% by more than the Contingent Buffer Percentage of 28.10% and the Inverse Reference Rate Return is -65%, the investor receives a payment at maturity of $350 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -65%) = $350

Example 5: The Reference Rate increases from the Reference Strike Rate of 4.00% to a Final Reference Rate of 8.40%. Because the Final Reference Rate of 8.40% is greater than the Reference Strike Rate of 4.00% by more than the Contingent Buffer Percentage of 28.10% and the Inverse Reference Rate Return would have been less than -100% but for the floor on the Inverse Reference Rate Return of -100%, the Inverse Reference Rate Return is -100%. As a result, the investor receives a payment at maturity of $0, calculated as follows:

$1,000 + ($1,000 × -100%) = $0

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-4
Digital Notes Linked Inversely to the 1-Year U.S. Dollar SOFR ICE Swap Rate

Selected Purchase Considerations

•	FIXED APPRECIATION POTENTIAL WITH INVERSE EXPOSURE TO THE REFERENCE RATE — The notes provide inverse exposure to the Reference Rate. If the Final Reference Rate is less than or equal to the Reference Strike Rate or is greater than the Reference Strike Rate by up to the Contingent Buffer Percentage, you will receive a fixed return equal to the Contingent Digital Return of 9.00% at maturity, which also reflects the maximum return on the notes at maturity. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.
•	LIMITED PROTECTION AGAINST LOSS — We will pay you your principal back plus the Contingent Digital Return at maturity if the Final Reference Rate is less than or equal to the Reference Strike Rate or is greater than the Reference Strike Rate by up to the Contingent Buffer Percentage of 28.10%. If the Final Reference Rate is greater than the Reference Strike Rate by more than the Contingent Buffer Percentage, you will lose 1% of your principal amount at maturity for every 1% that the Final Reference Rate is greater than the Reference Strike Rate. In no event, however, will the Inverse Reference Rate Return be less than -100%. Accordingly, under these circumstances, you will lose more than 28.10% of your principal amount at maturity and could lose up to the entire principal amount of your notes at maturity. In addition, because the return on the notes is based on the percentage change of the Reference Rate from the Reference Strike Rate to the Final Reference Rate, rather than the percentage point change in the Reference Rate, a very small percentage point increase in the Reference Rate can result in a significant loss on the notes.
•	THE NOTES ARE NOT TRADITIONAL FIXED INCOME SECURITIES — Traditional fixed income securities linked to an interest rate, commonly referred to as floating rate notes, typically provide for the return of an investor’s principal amount at maturity and the payment of periodic interest that depends on the performance of the interest rate to which the securities are linked. As a result, any decline in the interest rate would potentially result in a reduction in the amount of any periodic interest paid on the securities and, conversely, any increase in the interest rate would potentially result in an increase in the amount of any periodic interest paid on the securities, but neither change would adversely affect the return of the investor’s principal amount at maturity. However, the notes offered by this pricing supplement do not pay periodic interest and the amount an investor receives at maturity will depend inversely on the performance of the Reference Rate. An increase from the Reference Strike Rate to the Final Reference Rate by more than the Contingent Buffer Percentage will result in the investors losing a significant portion or all of their principal amount at maturity.
•	RETURN DEPENDENT ON THE 1-YEAR U.S. DOLLAR SOFR ICE SWAP RATE — The ICE Swap Rate is a “constant maturity swap rate” that measures the annual fixed rate of interest payable on a hypothetical fixed-for-floating U.S. dollar interest rate swap transaction with a 1-year maturity. In such a hypothetical swap transaction, the fixed rate of interest, payable annually on an actual / 360 basis (i.e., interest accrues based on the actual number of days elapsed, with a year assumed to comprise 360 days), is exchangeable for a floating payment stream based on SOFR (compounded in arrears for twelve months using standard market conventions), also payable annually on an actual / 360 basis. SOFR is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities. For more information about SOFR, see “Annex A — SOFR” in this pricing supplement. The Contingent Digital Return is a fixed return and will not vary based on the Reference Rate.
•	TAX TREATMENT — You should review carefully the section entitled “United States Federal Taxation” in the accompanying prospectus supplement. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “United States Federal Taxation — Tax Consequences to U.S. Holders — Program Securities Treated as Prepaid Financial Contracts That are Open Transactions” in the accompanying prospectus supplement. Assuming this treatment is respected, although not free from doubt, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

JPMorgan Structured Investments —	PS-5
Digital Notes Linked Inversely to the 1-Year U.S. Dollar SOFR ICE Swap Rate

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the Final Reference Rate is greater than the Reference Strike Rate by more than the Contingent Buffer Percentage, you will lose 1% of your principal amount at maturity for every 1% that the Final Reference Rate is greater than the Reference Strike Rate. In no event, however, will the Inverse Reference Rate Return be less than -100%. Accordingly, under these circumstances, you will lose more than 28.10% of your principal amount at maturity and could lose up to the entire principal amount of your notes at maturity.

In addition, because the return on the notes is based on the percentage change of the Reference Rate from the Reference Strike Rate to the Final Reference Rate, rather than the percentage point in the Reference Rate, a very small percentage point increase in the Reference Rate can result in a significant loss on the notes.  For example, assuming a Reference Strike Rate of 4.00%, if the Reference Rate were to increase by only 2.00 percentage points from the Reference Strike Rate to a Final Reference Rate of 6.00%, that move would represent a 50% increase from the Reference Strike Rate and you would lose 50% of your principal amount at maturity.

•	THE NOTES PROVIDE INVERSE EXPOSURE TO THE REFERENCE RATE — Because the notes provide inverse exposure to the Reference Rate, your return on the notes will not benefit from any appreciation of the Reference Rate over the term of the notes and, if the Final Reference Rate is greater than the Reference Strike Rate by more than the Contingent Buffer Percentage, you will lose more than 28.10% of your principal amount at maturity and could lose up to the entire principal amount of your notes at maturity.
•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE CONTINGENT DIGITAL RETURN — If the Final Reference Rate is less than or equal to the Reference Strike Rate or is greater than the Reference Strike Rate by up to the Contingent Buffer Percentage, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return equal to the Contingent Digital Return, regardless of any decrease in the Reference Rate, which may be significant. The Contingent Digital Return is a fixed return and will not vary based on the Reference Rate.
•	YOUR ABILITY TO RECEIVE THE CONTINGENT DIGITAL RETURN MAY TERMINATE ON THE OBSERVATION DATE — If the Final Reference Rate is greater than the Reference Strike Rate by more than the Contingent Buffer Percentage, you will not be entitled to receive the Contingent Digital Return at maturity. Under these circumstances, you will lose a significant portion or all of your principal amount at maturity.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT ACTIVITIES AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent activities beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the notes. We are not an operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see “Risk Factors — Holders of securities issued by JPMorgan Financial may be subject to losses if JPMorgan Chase & Co. were to enter into a resolution” in the accompanying prospectus supplement.
•	THE NOTES ARE NOT TRADITIONAL FIXED INCOME SECURITIES — Traditional fixed income securities linked to an interest rate, commonly referred to as floating rate notes, typically provide for the return of an investor’s principal amount at maturity and the payment of periodic interest that depends on the performance of the interest rate to which the securities are linked. As a result, any decline in the interest rate would potentially result in a reduction in the amount of any periodic interest paid on the securities and, conversely, any increase in the interest rate would potentially result in an increase in the amount of any periodic interest paid on the securities, but neither change would adversely affect the return of the investor’s principal amount at maturity. However, the notes offered by this pricing supplement do not pay periodic interest and the amount an investor receives at maturity will depend inversely on the performance of the Reference Rate. An increase from the Reference Strike Rate to the Final Reference Rate by more than the Contingent Buffer Percentage will result in the investors losing a significant portion or all of their principal amount at maturity.

JPMorgan Structured Investments —	PS-6
Digital Notes Linked Inversely to the 1-Year U.S. Dollar SOFR ICE Swap Rate

•	THE BENEFIT PROVIDED BY THE CONTINGENT BUFFER PERCENTAGE MAY TERMINATE ON THE OBSERVATION DATE — If the Final Reference Rate is greater than the Reference Strike Rate by more than the Contingent Buffer Percentage, the benefit provided by the Contingent Buffer Percentage will terminate and you will be fully exposed, on an inverse basis, to any appreciation in the Final Reference Rate from the Reference Strike Rate, which will negatively affect the payment at maturity.
•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. For example, if on the Observation Date, the Reference Rate cannot be determined by reference to the applicable Bloomberg page, the calculation agent will determine the Reference Rate for the Observation Date in its sole discretion, after consulting such sources as it deems comparable to the foregoing page, or any such other source it deems reasonable from which to estimate the relevant rate for U.S. dollar interest rate swaps referencing SOFR. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

We and our affiliates are under no obligation to consider your interests as a holder of the notes in making any determinations in connection with setting the Reference Strike Rate. The value of the notes may be affected by the level of the Reference Strike Rate.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, the estimated cost of hedging our obligations under the notes and the fees, if any, paid for third-party data analytics and/or electronic platform services. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy the notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

JPMorgan Structured Investments —	PS-7
Digital Notes Linked Inversely to the 1-Year U.S. Dollar SOFR ICE Swap Rate

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs, our internal secondary market funding rates for structured debt issuances and the fees paid for third-party data analytics and/or electronic platform services. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, estimated hedging costs and fees, if any, paid for third-party data analytics and/or electronic platform services that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount and/or fees for use of an electronic platform to facilitate secondary market activity. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Risks Relating to the Notes Generally — Lack of Liquidity” above.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Reference Rate, including:
•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the actual and expected volatility of the Reference Rate;
•	the time to maturity of the notes;
•	interest and yield rates in the market generally; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

Risks Relating to the Reference Rate

•	THE REFERENCE RATE WILL BE AFFECTED BY A NUMBER OF FACTORS AND MAY BE VOLATILE — The Reference Rate will depend on a number of factors, including, but not limited to:
•	supply and demand for overnight U.S. Treasury repurchase agreements;
•	sentiment regarding underlying strength in the U.S. and global economies;
•	inflation and expectations concerning inflation;
•	sentiment regarding credit quality in the U.S. and global credit markets;
•	central bank policy regarding interest rates;
•	performance of capital markets; and
•	any statements from public government officials regarding the cessation of the Reference Rate and/or SOFR.

These and other factors may have a positive effect on the performance of the Reference Rate and a negative effect on the value of the notes in the secondary market. A Final Reference Rate that is greater than the Reference Strike Rate by more than the Contingent Buffer Percentage will result in a reduction of principal payment at maturity. An increase from the Reference Strike Rate to the Final Reference Rate that is only slightly more than the Contingent Buffer Percentage will result in a significant loss of principal. In addition, these and other factors may have a negative impact on the value of your notes in the secondary market.

•	THE REFERENCE RATE AND THE MANNER IN WHICH IT IS CALCULATED MAY CHANGE IN THE FUTURE — There can be no assurance that the method by which the Reference Rate is calculated will continue in its current form. Any changes in the method of calculation could increase the Reference Rate.
•	THE FUTURE PERFORMANCE OF THE REFERENCE RATE CANNOT BE PREDICTED BASED ON HISTORICAL PERFORMANCE — The future performance of the Reference Rate cannot be predicted based on its historical performance. The levels of Reference Rate and SOFR during the term of the notes may bear little or no relation to the historical actual or historical indicative data. Prior observed patterns, if any, in the behavior of market variables and their relation to the Reference Rate, such as correlations, may change in the future.

JPMorgan Structured Investments —	PS-8
Digital Notes Linked Inversely to the 1-Year U.S. Dollar SOFR ICE Swap Rate

No future performance of the Reference Rate may be inferred from any of the historical actual or historical indicative SOFR data.  Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of the Reference Rate.  Changes in the levels of SOFR will affect the Reference Rate and, therefore, the return on the notes and the trading price of the notes, but it is impossible to predict whether such levels will rise or fall.

•	THE ADMINISTRATOR OF SOFR MAY MAKE CHANGES THAT COULD AFFECT THE LEVEL OF SOFR OR DISCONTINUE SOFR AND HAS NO OBLIGATION TO CONSIDER YOUR INTEREST IN DOING SO — SOFR is a relatively new rate, and the Federal Reserve Bank of New York (“FRBNY”) (or a successor), as administrator of SOFR, may make methodological or other changes that could change the value of SOFR, including changes related to the method by which SOFR is calculated, eligibility criteria applicable to the transactions used to calculate SOFR or timing related to the publication of SOFR. If the manner in which SOFR is calculated is changed, that change may result in an increase in the Reference Rate and may adversely affect any payment on the notes, which may adversely affect the trading prices of the notes. The administrator of SOFR may withdraw, modify, amend, suspend or discontinue the calculation or dissemination of SOFR in its sole discretion and without notice and has no obligation to consider the interests of holders of the notes in calculating, withdrawing, modifying, amending, suspending or discontinuing SOFR. In that case, the method by which the Reference Rate is calculated will change, which could increase the Reference Rate.
•	THE REFERENCE RATE MAY BE DETERMINED OR, IF IT IS DISCONTINUED OR CEASED TO BE PUBLISHED PERMANENTLY OR INDEFINITELY, REPLACED BY A SUCCESSOR OR SUBSTITUTE RATE, BY THE CALCULATION AGENT IN ITS SOLE DISCRETION — If no Reference Rate appears on the Bloomberg Screen USISSO01 Page on a relevant day at approximately 11:15 a.m., New York City time, then the calculation agent, after consulting such sources as it deems comparable to the foregoing display page, or any such source it deems reasonable from which to estimate the relevant rate for U.S. dollar interest rate swaps referencing SOFR, will determine the Reference Rate for that relevant day in its sole discretion. Notwithstanding the foregoing, if the calculation agent determines in its sole discretion on or prior to the relevant day that the Reference Rate has been discontinued or that rate has ceased to be published permanently or indefinitely, then the calculation agent will use as the Reference Rate for that day a substitute or successor rate that it has determined in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, to be a commercially reasonable replacement rate. If the calculation agent has determined a substitute or successor rate in accordance with the foregoing, the calculation agent may determine in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, the definitions of business day and Observation Date and any other relevant methodology for calculating that substitute or successor rate, including any adjustment factor it determines is needed to make that substitute or successor rate comparable to the Reference Rate, in a manner that is consistent with industry-accepted practices for that substitute or successor rate.

If, however, the calculation agent determines, in its sole discretion, that no substitute or successor rate is available on the relevant day, then the calculation agent will, after consulting any source or data it deems reasonable, determines the relevant value for the Reference Rate.

Any of the foregoing determinations or actions by the calculation agent could affect the value of the Reference Rate used on the Observation Date, which could adversely affect the return on and the market value of the notes.

JPMorgan Structured Investments —	PS-9
Digital Notes Linked Inversely to the 1-Year U.S. Dollar SOFR ICE Swap Rate

Historical Information

The following graph sets forth the historical weekly performance of the Reference Rate from November 19, 2021 (the first Friday on which the Reference Rates were published by Bloomberg Professional® service (“Bloomberg”)) through August 14, 2026. The Reference Rate on August 19, 2026 was 4.028%. We obtained the levels of the Reference Rate above and below from Bloomberg, without independent verification.

The historical levels of the Reference Rate should not be taken as an indication of future performance, and no assurance can be given as to the level of the Reference Rate on the Observation Date. There can be no assurance that the performance of the Reference Rate will result in the return of any of your principal amount.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, the estimated cost of hedging our obligations under the notes and the fees, if any, paid for third-party data analytics and/or electronic platform services. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

JPMorgan Structured Investments —	PS-10
Digital Notes Linked Inversely to the 1-Year U.S. Dollar SOFR ICE Swap Rate

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Reference Rate?” and “Hypothetical Examples of Amount Payable at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Dependent on the 1-Year U.S. Dollar SOFR ICE Swap Rate” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes, plus the fees, if any, paid for third-party data analytics and/or electronic platform services.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been issued by JPMorgan Financial pursuant to the indenture, the trustee and/or paying agent has made, in accordance with the instructions from JPMorgan Financial, the appropriate entries or notations in its records relating to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (x)(i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the notes to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, except that such counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to JPMorgan Financial or JPMorgan Chase & Co., the indenture, the notes, the related guarantee (together with the indenture and the notes, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2026, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2026.

JPMorgan Structured Investments —	PS-11
Digital Notes Linked Inversely to the 1-Year U.S. Dollar SOFR ICE Swap Rate

Annex A — SOFR

SOFR is published by the Federal Reserve Bank of New York (“FRBNY”) and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities. FRBNY reports that SOFR includes all trades in the Broad General Collateral Rate, plus bilateral Treasury repurchase agreement (“repo”) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). SOFR is filtered by FRBNY to remove a portion of the foregoing transactions considered to be “specials.” According to FRBNY, “specials” are repos for specific-issue collateral which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

FRBNY reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon, which currently acts as the clearing bank for the tri-party repo market, and the U.S. Department of the Treasury’s Office of Financial Research, as well as General Collateral Finance Repo transaction data and data on bilateral Treasury repo transactions cleared through the FICC’s delivery-versus-payment service.

FRBNY currently publishes SOFR daily on its website. FRBNY states on its publication page for SOFR that use of SOFR is subject to important disclaimers, limitations and indemnification obligations, including that FRBNY may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. Information contained in the publication page for SOFR is not incorporated by reference in, and should not be considered part of, this pricing supplement.

JPMorgan Structured Investments —	PS-12
Digital Notes Linked Inversely to the 1-Year U.S. Dollar SOFR ICE Swap Rate